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Rise Gold Reports Favorable Final Environmental Impact Report for
Idaho-Maryland Mine Project

  Final Independent Report by Nevada County confirms no significant air, biological,

water, vibration or noise impacts from the project.

  Hearings for approval of Use Permit to re-open Idaho-Maryland Mine upcoming.
  Strong local support: The majority of residents support the mine re-opening, as well as associated economic development and well-paying jobs.
  County economic report shows substantial economic benefits provided by the Project.

December 16, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") is pleased to announce that Nevada County has released the Final Environmental Impact Report (the "FEIR") for the Idaho-Maryland Mine Project (the "IMM Project"). The report's release represents a major milestone toward approving the Company's Use Permit application to reopen the historic past-producing Idaho-Maryland Gold Mine.

The independently prepared FEIR is the culmination of three years of intensive study by the Nevada County government with the support of its consultant, Raney Planning & Management Inc., an experienced firm located in Sacramento1, and contributions from many qualified technical experts and scientists. The FEIR concludes that there are no significant impacts to air quality, biological resources, water quality, groundwater, vibration or noise from operations from the proposed re-opening of the Idaho-Maryland Mine. The FEIR builds upon the Draft EIR issued on January 4, 2022) by responding to comments from the public and government agencies. Through this open, transparent and public process, the Project has been further improved by strengthening several mitigation measures, as well as minor clarifications and corrections.

The FEIR confirms only three significant unavoidable impacts from the project:

  Temporary construction noise from the installation of a water pipeline
  Addition of traffic to an intersection already operating at an unacceptable level of service2

1 Raney has completed over 1,000 CEQA, NEPA, and planning-related projects, ranging from unique and complex projects necessitating the management of multi-disciplinary team of experts to publicly controversial projects requiring involvement and coordination of project stakeholders and concerned citizens.

2 Intersection at Brunswick Road and highway SR 174. The project would add ~10 additional vehicles to ~1015 vehicles currently traveling through this intersection during the 3:30 - 4:30 PM time period.

  Aesthetics due to noticeable changes to the existing visual character of the project sites

The County's recently released Independent Economic Study confirms the Project will have substantial economic and community benefits. The Company believes these benefits significantly outweigh the three unavoidable impacts identified in the FEIR.

Preparation of the FEIR as per the California Environmental Quality Act ("CEQA"), is an important approval process milestone. A general outline of the remaining milestones in the Use Permit process are as follows:

1) The Nevada County Planning Commission holds a public hearing to consider the FEIR and makes a recommendation on project approval to the Nevada County Board of Supervisors;

2) The Board of Supervisors holds a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the Project.

The timeline to complete the Use Permit process depends primarily on the Nevada County government. However, the Company believes that the Use Permit process for the IMM Project could be completed over the next several months, likely during the first quarter of 2023.

The Nevada County Board of Supervisors has approved three mining projects in recent years. The Boca Quarry Expansion, a surface aggregate mine with production of up to 1 million tons per year, was approved in 2019. The Greenhorn Creek Mining Expansion, a surface aggregate mine with production of up to 600,000 tons per year, was approved in 2017 and the Blue Lead Gold Mine, a surface placer gold mine with production of up to 400,000 tons per year, was approved in 2015.

A recent survey of Nevada County conducted by J. Wallin Opinion Research demonstrates strong local support for the IMM Project. A majority (59%) of respondents supported re-opening the Idaho-Maryland Mine with only 34% of respondents opposed. The majority support for the project is consistent across all the county's five districts. In addition, a majority of public comments during the Draft EIR comment period expressed support for the project.

Project Design

The Idaho-Maryland Mine is a past producing gold mine which produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-19553.

The Idaho-Maryland Mine was the second largest lode gold producer in the United States before being forced to close under War Production Board Order L-208 during World War II. In the two years before closure, 1940 and 1941, mine production averaged 920 tons per day with an average mill head grade of 0.38 oz per ton (12.9 gpt) and 121,000 oz of gold production per year.

The Company has completed 67,500 feet (20,600 meters) of exploration core drilling at the IMM Project. Numerous high-grade gold intercepts have been encountered, both near the existing mine workings and to depths significantly below historic mining areas. Additional exploration drilling is planned upon approval of the Use Permit.

3 Amec Foster Wheeler, 2017 Technical Report on the Idaho Maryland Project

The Use Permit application proposes underground mining to recommence at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the underground workings. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Gold processing would be done by gravity and flotation to produce gravity and flotation gold concentrates. Processing equipment and operations would be fully enclosed in attractive modern buildings and numerous mature trees located on the perimeter of the Brunswick Site would be retained to provide visual shielding of aboveground project facilities and operations.

The Company would produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in Nevada County.

A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways.

Approximately 300 employees would be required when the mine reaches full production, the majority of which will be drawn from the local Nevada County population.

The Company believes the drilling program has been successful but cautions investors no current mineral resources or mineral reserves have been defined. The Company's submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no Technical Report has been filed to support that this rate of production will be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IMM Project. The Company has not made a production decision for the IMM Project.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

About Rise Grass Valley Inc.

Rise Grass Valley, a subsidiary of Rise Gold Corp., proposes to reinitiate underground mining and gold mineralization processing at the Idaho‐Maryland Mine in unincorporated Nevada County. State-of-the-art facilities utilizing the environmentally friendly technology will be located on the Brunswick Industrial Site. To learn more about the project and community, visit www.risegrassvalley.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.